SCHEDULE OF SERIES PORTFOLIOS OF SPDR® INDEX SHARES FUNDS

Dated: August 1, 2023

Fund

SPDR® Portfolio Europe ETF

SPDR EURO STOXX 50® ETF

SPDR Dow Jones International Real Estate ETF

SPDR S&P® Global Infrastructure ETF

SPDR MSCI ACWI ex-US ETF

SPDR S&P China ETF

SPDR S&P Emerging Asia Pacific ETF

SPDR Portfolio Emerging Markets ETF

SPDR Portfolio Developed World ex-US ETF

SPDR S&P International Small Cap ETF

SPDR S&P International Dividend ETF

SPDR S&P Emerging Markets Small Cap ETF

SPDR Dow Jones Global Real Estate ETF

SPDR S&P Global Natural Resources ETF

SPDR S&P Emerging Markets Dividend ETF

SPDR Portfolio MSCI Global Stock Market ETF

SPDR S&P Global Dividend ETF

SPDR MSCI EAFE StrategicFactors ETF

SPDR MSCI World StrategicFactors ETF

SPDR MSCI Emerging Markets StrategicFactors ETF

SPDR MSCI ACWI Climate Paris Aligned ETF

SPDR S&P North American Natural Resources ETF

SPDR MSCI EAFE Fossil Fuel Reserves Free ETF

SPDR MSCI Emerging Markets Fossil Fuel Reserves Free ETF